Exhibit 99.1

FOR IMMEDIATE RELEASE

etrials Receives Nasdaq Notice Letter

MORRISVILLE, NC – May 22, 2009 – etrials Worldwide, Inc. (Nasdaq: ETWC), a leading provider of adaptive eClinical software and services designed to  optimize clinical trial management by turning data into intelligence and shortening the pathway to an actionable study endpoint, today announced that on May 18, 2009 it received a notice from the Nasdaq Stock Market indicating that it no longer complies with the requirements of Nasdaq Marketplace Rule 5450(b)(1)(A) for continued listing on the Nasdaq Global Market. The rule requires that etrials maintain minimum stockholders’ equity of $10,000,000. As reported in etrials’ quarterly report on Form 10-Q for the three months ended March 31, 2009, etrials’ stockholders’ equity was $9, 626,348 as of March 31, 2009.

etrials has until June 2, 2009 to provide a plan to regain compliance with the Nasdaq Global Market listing requirement and a time frame to complete the plan. If Nasdaq determines that etrials’ plan is not sufficient to achieve and sustain compliance in the long term, it will provide written notice to etrials of its intention to delist etrials’ securities. At such time, etrials may appeal the decision to a Nasdaq Listing Qualifications Panel. etrials is currently preparing its plan for compliance with Nasdaq Global Market listing requirements and expects to submit the plan to Nasdaq by the June 2, 2009 deadline. etrials may also consider applying to list its securities on the Nasdaq Capital Market if it satisfies the requirements for continued listing on that market.

About etrials(R)
Headquartered near North Carolina’s Research Triangle Park, etrials Worldwide, Inc. (Nasdaq: ETWC), is a leading provider of eClinical software and services to pharmaceutical, biotechnology, and medical device companies, as well as contract research organizations, offering adaptive, Web-based tools that work together to coordinate data capture, logistics, patient interaction and trial management - turning data into intelligence and shortening the pathway to an actionable study endpoint. etrials is one of the few top-tier solution providers that offers electronic data capture (EDC), interactive voice and Web response (IVR/IWR) and electronic patient diaries (eDiary), as part of a flexible and integrated software-as-a-service (SaaS) platform or as individual solutions to capture high quality data from multiple pivot points to enable real-time access for informed decision-making. As an experienced leader, etrials has facilitated over 900 trials involving more than 400,000 patients in 70 countries and has participated in 42 studies that resulted in 14 approved new drug applications and/or regulatory approvals. To learn more visit us at www.etrials.com. etwcf

Forward-Looking Statements
This announcement may contain forward-looking statements. These statements involve risks and uncertainties, including the continued listing of etrials securities on the Nasdaq Global Market. Actual results could differ materially from those discussed. More information about potential factors which could cause actual results to differ from the forward-looking statements included in this announcement is included in our filings with the Securities and Exchange Commission, including the “Risk Factors” Section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2009. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements except as required by law.

etrials(R) is the registered trademark in the United States of etrials Worldwide, Inc.

Contact:
Jay Trepanier
Chief Financial Officer
Jay.Trepanier@etrials.com
919.653.3484